Exhibit 99.1
FirstEnergy Corp.                                  For Release:  July 28, 2004
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:                                Investor Contact:
Ellen Raines                                       Kurt Turosky
(330) 384-5808                                     (330) 384-5500


               FIRSTENERGY REPORTS HIGHER SECOND QUARTER EARNINGS

         FirstEnergy Corp. (NYSE: FE) today reported that second quarter 2004 earnings on a GAAP basis were $204.0 million, or basic and diluted earnings of $0.62 per share of common stock. On a non-GAAP(*) basis, earnings were $221.6 million, or basic and diluted earnings of $0.67 per share of common stock, excluding unusual charges related to the settlement of securities and derivative lawsuits and the sale of the company's interest in Great Lakes Energy Partners LLC.
         That compares with non-GAAP earnings of $152.9 million, or basic and diluted earnings of $0.52 per share of common stock in the second quarter of 2003, before a loss on discontinued operations and unusual charges. Including these items, the company reported a net loss of $57.9 million, or basic and diluted loss of $0.20 per share of common stock on a GAAP basis.

         Total revenues for the second quarter of 2004 were $3.1 billion, up from $2.9 billion in 2003.

         "Our second quarter earnings reflect the solid progress we've made this year, particularly in the areas of electricity distribution and generating plant performance," said President and Chief Executive Officer Anthony J. Alexander. "And, we've underscored our commitment to our core electric business with this year's divestiture of the company's 50-percent interest in Great Lakes Energy Partners and the remaining international assets that were acquired as part of our merger with the former GPU, Inc."



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                   Second Quarter 2004 Non-GAAP Reconciliation


                                           After-tax Amount          Basic
                                              (Millions)         Earnings Per
                                                                     Share
                                          -----------------      ------------

Earnings Before Unusual Items (Non-GAAP)       $221.6              $ 0.67
Lawsuits Settlement                             (10.6)              (0.03)
Sale of Great Lakes Energy
 Partners                                       (7.0)               (0.02)
                                               ------              ------
Net Income (GAAP)                              $204.0              $ 0.62




                   Second Quarter 2003 Non-GAAP Reconciliation


                                           After-tax Amount          Basic
                                              (Millions)         Earnings Per
                                                                     Share
                                           ----------------      ------------

Earnings Before Unusual Items (Non-GAAP)       $152.9              $ 0.52
JCP&L Rate Case Disallowance                    (93.5)              (0.32)
Discontinued Operations                         (68.2)              (0.23)
Davis-Besse Impact                              (37.2)              (0.13)
Other Unusual Items                             (11.9)              (0.04)
                                               ------              ------
Net Income (Loss) (GAAP)                       $(57.9)             $(0.20)



         A 4-percent increase in electric distribution deliveries - resulting from increases of 6 percent in deliveries to residential customers, 5 percent to commercial customers, and 1 percent to industrial customers - contributed to improved second quarter earnings. Results also reflected a 12-percent increase in generation sales, including a 37-percent increase in wholesale sales and a 1-percent increase in retail generation sales, resulting from higher sales in unregulated markets.


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         FirstEnergy's generating plants achieved record second-quarter output of 18.7 million megawatt-hours - a 21-percent increase over the same period last year and a 7-percent increase over 2002, the previous record for any second quarter.

         For the first six months of 2004, earnings on a GAAP basis were $378.0 million, or basic earnings of $1.16 per share ($1.15 diluted) of common stock. Excluding unusual items, earnings on a non-GAAP basis were $433.9 million, or basic earnings of $1.33 per share ($1.32 diluted) of common stock.

         That compares with earnings on a GAAP basis of $160.6 million for the first six months of 2003, or basic earnings of $0.55 per share ($0.54 diluted) of common stock. Excluding discontinued operations, the cumulative effect of an accounting change and other unusual charges, non-GAAP earnings were $319.5 million, or basic earnings of $1.09 per share ($1.08 diluted) of common stock.

         Revenues for the first half of 2004 were $6.3 billion, compared with $6.1 billion for the same period last year.

         Net interest charges decreased in the first half of 2004 due to continued debt-reduction efforts. The company remains on track to achieve its goal of reducing debt by more than $1 billion this year.


                     First Half 2004 Non-GAAP Reconciliation


                                               After-tax           Basic
                                                Amount          Earnings Per
                                              (Millions)           Share
                                           ----------------      ------------

Earnings Before Davis-Besse Impact             $433.9              $1.33
and Other Unusual Items (Non-GAAP)
Davis-Besse Impact                              (38.3)             (0.12)
Lawsuits Settlement                             (10.6)             (0.03)
Sale of Great Lakes Energy Partners              (7.0)             (0.02)
                                               ------              -----
Net Income (GAAP)                              $378.0              $1.16



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                     First Half 2003 Non-GAAP Reconciliation


                                              After-Tax             Basic
                                               Amount            Earnings Per
                                             (Millions)             Share
                                           ---------------       ------------

Earnings Before Unusual Items (Non-GAAP)       $319.5              $1.09
Cumulative Effect of Accounting Change          102.1               0.35
Discontinued Operations                         (66.2)             (0.23)
JCP&L Rate Case Disallowance                    (93.5)             (0.32)
Davis-Besse Impact                              (89.4)             (0.30)
Other Unusual Items                             (11.9)             (0.04)
                                               ------              -----
Net Income (GAAP)                              $160.6              $0.55




         Costs associated with the extended outage at the Davis-Besse Nuclear Power Station, including maintenance and incremental replacement power costs, reduced earnings by $0.12 per share in the first half of 2004 (all in the first quarter), compared with a reduction of $0.30 for the year-earlier period. Other nuclear operating expenses were lower in the second quarter of 2004 compared with 2003, due to refueling outages last year at the Beaver Valley Power Station Unit 1 and the Perry Nuclear Power Plant.

         FirstEnergy's Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the second quarter of 2004 - is posted on the company's Internet site - www.firstenergycorp.com/ir. To access the report, click on Consolidated Report to the Financial Community.

         FirstEnergy Corp. is a registered public utility holding company headquartered in Akron, Ohio. FirstEnergy subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity; marketing of natural gas; and energy management and other energy-related services.


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(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).


Forward-Looking Statement: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate", "potential", "expect", "believe", "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), adverse regulatory or legal decisions and the outcome of governmental investigations (including revocation of necessary licenses or operating permits), availability and cost of capital, the continuing availability and operation of generating units, the inability to accomplish or realize anticipated benefits of strategic goals, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to that outage, the final outcome in the proceeding related to the Company's Application for a Rate Stabilization Plan, the risks and other factors discussed from time to time in the Company's Securities and Exchange Commission filings, including its annual report on Form 10-K (as amended) for the year ended December 31, 2003, and its Form 10-Q for the quarter ended March 31, 2004, and other similar factors. The Company expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information, future events, or otherwise.

                                    (072804)

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